Exhibit 8.3
[Letterhead of Gómez-Pinzón Linares Samper Suárez Villamil]
July 20, 2007
GP-0578- 07
Bancolombia S.A.,
  Calle 50 No. 51-66,
    Medellín,
      Colombia.
Ladies and Gentlemen:
     We have acted as special Colombian counsel of Bancolombia S.A., a corporation organized as a sociedad anónima under the laws of the Republic of Colombia (the “Bank”), in connection with the registration under the Securities Act of 1933 and offering of 33,645,880 preferred shares, par value of Ps 500 per share, of the Bank (the “Preferred Shares”), in the form of American Depositary Shares each representing four Preferred Shares as evidenced by American Depositary Receipts. We hereby confirm to you that our opinion is as set forth under the heading “Tax considerations — Colombian Tax Considerations” and “Tax considerations — Other Considerations” in the Prospectus Supplement dated July 16, 2007 (“Prospectus Supplement”) relating to the offering of the Securities, subject to the limitations set forth therein.
     We hereby consent to the filing of this opinion on a Form 6-K to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-142898) as Exhibit 8.3 thereto. By giving the foregoing consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ GOMEZ-PINZON ABOGADOS S.A.

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